Pricing Supplement dated August 17, 2022 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158
$4,000,000 Capped Accelerated Return Notes due February 1, 2028 Linked to the S&P 500® Index Global Medium-Term Notes, Series A
Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee any return of principal at maturity. Instead, as described below, if the Underlier Return is greater than -10.00%, the Notes offer a positive return equal to 180% of the excess of the Underlier Return over -10.00% and 121.00% of the excess, if any, of the Underlier Return over 0.00% and 105.57% of the excess, if any, of the Underlier Return over 25.00%, subject to the Maximum Return of 85.20%. Investors should be willing to forgo dividend payments and, if the Underlier Return is less than -10.00%, be willing to lose up to 90.00% of their investment at maturity.
Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Trade Date:
August 17, 2022. The Initial Underlier Value will be the arithmetic average of the Closing Values of the Underlier over the Initial Valuation Period and will not be the Closing Value of the Underlier on the Trade Date.

Issue Date:	August 22, 2022
Maturity Date:†	February 1, 2028
Reference Asset:*	The S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “Underlier”)
Payment at Maturity:
You will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:
■
If the Underlier Return is greater than or equal to 60.00%, you will receive a payment per $1,000 principal amount Note resulting in a return equal to the Maximum Return of 85.20%, calculated as follows:
$1,000 + ($1,000 × Maximum Return)
■
If the Underlier Return is greater than or equal to 25.00% but less than 60.00%, you will receive a payment per $1,000 principal amount Note resulting in a return equal to 105.57% of the excess of the Underlier Return over 25.00%, plus 48.25%, calculated as follows:
$1,000 + ($1,000 × [1.0557 × (Underlier Return — 25.00%) + 48.25%])
■
If the Underlier Return is greater than or equal to 0.00% but less than 25.00%, you will receive a payment per $1,000 principal amount Note resulting in a return equal to 121.00% of the excess of the Underlier Return over 0.00%, plus 18.00%, calculated as follows:
$1,000 + ($1,000 × [1.21 × Underlier Return + 18.00%])
■
If the Underlier Return is greater than or equal to -10.00% but less than 0.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × 1.80 × (Underlier Return + 10.00%)]
■
If the Underlier Return is less than -10.00%, you will receive a payment per $1,000 principal amount Note resulting in a loss of 1.00% of the principal amount of your Notes for every 1.00% that the Underlier Return is less than -10.00%. Accordingly, you will receive a payment per $1,000 principal amount Note calculated as follows:
$1,000 + ($1,000 × Underlier Return + 10.00%)
If the Underlier Return is less than -10.00%, your Notes will be fully exposed to the decline of the Underlier and you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Underlier Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

Maximum Return:	85.20%
Underlier Return:	Final Underlier Value — Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	The arithmetic average of the Closing Values of the Underlier over the Initial Valuation Period
Final Underlier Value:	The arithmetic average of the Closing Values of the Underlier over the Final Valuation Period
(Terms of the Notes continue on the next page)
	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$4,000,000	$4,000,000	$10,000	$3,990,000
(1)
Our estimated value of the Notes on the Trade Date, based on our internal pricing models is $967.50 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(2)
Barclays Capital Inc. will receive commissions from the Issuer of $2.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.
We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.
PS—1

(Terms of the Notes continued from previous page)
Initial Valuation Period:
The Initial Valuation Period will consist of each scheduled trading day from and including August 15, 2022 to and including September 21, 2022† (the “Initial Valuation Date”). Notwithstanding anything to the contrary in the prospectus supplement, if a market disruption event occurs on any scheduled trading day during the Initial Valuation Period prior to the Initial Valuation Date, that day will be disregarded for purposes of determining the Initial Underlier Value.

Final Valuation Period:
The Final Valuation Period will consist of each scheduled trading day from and including October 28, 2027 to and including January 27, 2028† (the “Final Valuation Date”). Notwithstanding anything to the contrary in the prospectus supplement, if a market disruption event occurs on any scheduled trading day during the Final Valuation Period prior to the Final Valuation Date, that day will be disregarded for purposes of determining the Final Underlier Value.

Closing Value:*	Closing Value has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06748XNV9 / US06748XNV90
*        If the Underlier is discontinued or if the sponsor of the Underlier fails to publish the Underlier, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Value of the Underlier. In addition, the Calculation Agent will calculate the value to be used as the Closing Value of the Underlier in the event of certain changes in or modifications to the Underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
†        The Initial Valuation Date and the Final Valuation Date may be postponed if that day is not a scheduled trading day or if a market disruption event occurs on that day as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

PS—2

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES
You should read this pricing supplement together with the prospectus dated May 23, 2022 as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated May 23, 2022:
http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm
●	Prospectus Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm
●	Underlying Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm
Our SEC file number is 1—10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.
PS—3

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
PS—4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.
Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.
PS—5

SELECTED PURCHASE CONSIDERATIONS
The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:
●	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.
●
You understand and accept that you may not participate in the full appreciation of the Underlier, which may be significant, and that your potential return on the Notes is limited to the Maximum Return.

●	You can tolerate a loss of up to 90.00% of your principal amount and you are willing and able to make an investment that may have the full downside market risk of an investment in the Underlier.
●
You are willing and able to accept that the Initial Underlier Value will be the arithmetic average of the Closing Values of the Underlier over the Initial Valuation Period, and that the Initial Underlier Value may be greater than the value of the Underlier on or near the Trade Date.

●
You are willing and able to accept that the Final Underlier Value will be the arithmetic average of the Closing Values of the Underlier over the Final Valuation Period, and that the Final Underlier Value may be less than the value of the Underlier on or near the Final Valuation Date.

●	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underlier.
●
You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Underlier, nor will you have any voting rights with respect to the securities composing the Underlier.

●	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underlier.
●	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.
●	You are willing and able to assume our credit risk for all payments on the Notes.
●	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
The Notes may not be a suitable investment for you if any of the following statements are true:
●	You seek an investment that produces periodic interest or coupon payments or other sources of current income.
●	You seek an investment that participates in the full appreciation of the Underlier rather than an investment with a return that is limited to the Maximum Return.
●
You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose up to 90.00% of the principal amount of your Notes in the event that the Underlier Return is less than -10%.

●
You are unwilling or unable to accept that the Initial Underlier Value will be the arithmetic average of the Closing Values of the Underlier over the Initial Valuation Period, or that the Initial Underlier Value may be greater than the value of the Underlier on or near the Trade Date.

●
You are unwilling or unable to accept that the Final Underlier Value will be the arithmetic average of the Closing Values of the Underlier over the Final Valuation Period, or that the Final Underlier Value may be less than the value of the Underlier on or near the Final Valuation Date.

●	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlier.
●	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Underlier.
●	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underlier.
●	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.
●	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
●	You are unwilling or unable to assume our credit risk for all payments on the Notes.
●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement, the prospectus supplement addendum and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.
PS—6

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:
■	Hypothetical Initial Underlier Value: 100.00*
*     The hypothetical Initial Underlier Value of 100.00 has been chosen for illustrative purposes only and does not represent a likely actual Initial Underlier Value. The actual Initial Underlier Value will be the arithmetic average of the Closing Values of the Underlier over the Initial Valuation Period.
For information regarding recent values of the Underlier, please see “Information Regarding the Underlier” in this pricing supplement.
Final Underlier Value	Underlier Return	Payment at Maturity per $1,000 Principal Amount Note
190.00	90.00%	$1,852.00
180.00	80.00%	$1,852.00
170.00	70.00%	$1,852.00
160.00	60.00%	$1,852.00
150.00	50.00%	$1,746.43
140.00	40.00%	$1,640.86
130.00	30.00%	$1,535.29
125.00	25.00%	$1,4825.00
120.00	20.00%	$1,422.00
110.00	10.00%	$1,301.00
100.00	0.00%	$1,180.00
95.00	-5.00%	$1,090.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$900.00
70.00	-30.00%	$800.00
60.00	-40.00%	$700.00
50.00	-50.00%	$600.00
40.00	-60.00%	$500.00
30.00	-70.00%	$400.00
20.00	-80.00%	$300.00
10.00	-90.00%	$200.00
0.00	-100.00%	$100.00
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The value of the Underlier increases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 190.00, resulting in an Underlier Return of 90.00%.
Although the Underlier Return is greater than or equal to 90.00%, you will receive a payment, at maturity, limited to the Maximum Return of $1,852.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + ($1,000 × Maximum Return)
$1,000 + ($1,000 × 85.20%) = $1,852.00
Example 1 demonstrates that you may not participate in the full appreciation in the value of the Underlier. Even though the Underlier appreciated significantly, the payment at maturity is limited to $1,852.00 per $1,000 principal amount Note that you hold, which is the maximum payment on the Notes.
Example 2: The value of the Underlier increases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 140.00, resulting in an Underlier Return of 40.00%.
Because the Underlier Return is greater than or equal to 25% but less than 60%, you will receive a payment at maturity of $1,640.86 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + ($1,000 × [1.0557 × (Underlier Return — 25%) + 48.25%])
$1,000 + ($1,000 × [1.0557 × (40.00% — 25%) + 48.25%])
PS—7

$1,000 + ($1,000 × [1.0557 × 15.00% + 48.25%])
$1,000 + ($1,000 × [15.8355% + 48.25%])
$1,000 + ($1,000 × 64.0855%) = $1,000 + $640.855 = $1,640.86
Example 3: The value of the Underlier increases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 110.00, resulting in an Underlier Return of 10.00%.
Because the Underlier Return is greater than or equal to 0.00% but less than 25.00%, you will receive a payment at maturity of $1,301.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + ($1,000 × [(1.21 × Underlier Return) + 18.00%])
$1,000 + ($1,000 × [(1.21 × 10.00%) + 18.00%])
$1,000 + [($1,000 × 30.10%)]= $1,301.00
Example 4: The value of the Underlier decreases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 95.00, resulting in an Underlier Return of -5.00%.
Because the Underlier Return is greater than or equal to -10.00% but less than 0.00%, you will receive a payment at maturity of $1,090.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + [$1,000 × 1.80 × (Underlier Return + 10.00%)]
$1,000 + [$1,000 × 1.80 × (-5.00% + 10.00%)]
$1,000 + ($1,000 × 1.80 × 5.00%) = $1,000 + $90.00 = $1,090.00
Example 5: The value of the Underlier decreases from an Initial Underlier Value of 100.00 to a Final Underlier Value of 40.00, resulting in an Underlier Return of -60.00%.
Because the Underlier Return is less than -10.00%, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + ($1,000 × (Underlier Return + 10.00%))
$1,000 + ($1,000 × (-60.00% + 10.00%) = $500.00
Example 5 demonstrates that, if the Underlier Return is less than -10.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Underlier Return falls below -10.00%.
You may lose up to 90.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.
The Initial Underlier Value will be calculated by reference to an average of the Closing Values of the Underlier during the Initial Valuation Period, and the Final Underlier Value will be calculated by reference to an average of the Closing Values of the Underlier during the Final Valuation Period. These averaging features may result in a lower return at maturity than a return based solely on the performance of the Underlier as measured on a single date on or near the Trade Date to determine the Initial Underlier Value and on a single date on or near the Final Valuation Date to determine the Final Underlier Value. See “Selected Risk Considerations” below.
PS—8

SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier or its components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.
Risks Relating to the Notes Generally
●
Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Underlier Return is less than -10.00%, you will receive a payment per $1,000 principal amount Note, resulting in a loss of 1.00% of the principal amount of your Notes for every 1.00% that the Underlier Return is less than -10.00%. If the Underlier Return is less than -10.00%, your Notes will be fully exposed to the decline of the Underlier from the Initial Underlier Value.   You may lose up to 90.00% of the principal amount of your Notes.

●
Your Potential Return on the Notes Is Limited to the Maximum Return—Any positive return on your Notes will not exceed a predetermined percentage of the principal amount, regardless of any appreciation in the value of the Underlier, which may be significant. We refer to this percentage as the Maximum Return, which is equal to 85.20%. Your return on the Notes will be less than the percentage change from the Initial Underlier Value to the Final Underlier Value if such percentage is greater than the Maximum Return.

●	No Interest Payments—As a holder of the Notes, you will not receive interest payments.
●
The Initial Underlier Value Will Be Calculated Based on the Arithmetic Average of the Closing Values of the Underlier Over the Initial Valuation Period—The Initial Underlier Value will be calculated by reference to an average of the Closing Values of the Underlier over the Initial Valuation Period. As a result, the Initial Underlier Value cannot be determined until the Initial Valuation Date, which occurs approximately six weeks after the Trade Date. In addition, decreases in the value of the Underlier on one or more scheduled trading days during the Initial Valuation Period may be moderated, offset or more than offset by lesser decreases or increases in the value of the Underlier on the other scheduled trading days during the Initial Valuation Period. Therefore, your investment in the Notes may underperform an alternative investment with an Initial Underlier Value based solely on the performance of the Underlier on a single date on or near the Trade Date. For example, if the value of the Underlier were to increase suddenly following the Trade Date such that the Closing Value of the Underlier on the Trade Date was significantly lower than the Closing Values of the Underlier over the following six weeks, the Initial Underlier Value would be significantly greater than the Closing Value of the Underlier on the Trade Date and the Initial Underlier Value would be more than it would have been if it had been determined based solely on the Closing Value of the Underlier on the Trade Date.

●
The Final Underlier Value Will Be Calculated Based on the Arithmetic Average of the Closing Values of the Underlier Over the Final Valuation Period—The Final Underlier Value will be calculated by reference to an average of the Closing Values of the Underlier over the Final Valuation Period. As a result, increases in the value of the Underlier on one or more scheduled trading days during the Final Valuation Period may be moderated, offset or more than offset by lesser increases or decreases in the value of the Underlier on the other scheduled trading days during the Final Valuation Period. Therefore, your investment in the Notes may underperform an alternative investment with a Final Underlier Value based solely on the performance of the Underlier on a single date on or near the Final Valuation Date. For example, if the value of the Underlier were to increase suddenly such that the Closing Value of the Underlier on the Final Valuation Date was significantly greater than the Closing Values of the Underlier over the prior six weeks, the Final Underlier Value would be significantly less than the Closing Value of the Underlier on the Final Valuation Date and the payment at maturity would be less than it would have been if it had been determined based solely on the Closing Value of the Underlier on the Final Valuation Date.

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Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

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Contingent Repayment of the Principal Amount Applies Only at Maturity—You should be willing to hold your Notes to maturity. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided the Underlier Return is greater than or equal to -10.00%, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Underlier has increased from the Initial Underlier Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

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Owning the Notes Is Not the Same as Owning the Securities Composing the Underlier—The return on the Notes may not reflect the return you would realize if you actually owned the securities composing the Underlier. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlier would have.

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The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain— There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the

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ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Risks Relating to the Issuer
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Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority— Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier
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The Underlier Reflects the Price Return of the Securities Composing the Underlier, Not the Total Return—The return on the Notes is based on the performance of the Underlier, which reflect changes in the market prices of the securities composing the Underlier. The Underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlier. Accordingly, the return on the Notes will not include such a total return feature.

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Adjustments to the Underlier Could Adversely Affect the Value of the Notes—The sponsor of the Underlier may add, delete, substitute or adjust the securities composing the Underlier or make other methodological changes to the Underlier that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Value of the Underlier in the event of certain material changes in or modifications to the Underlier. In addition, the sponsor of the Underlier may also discontinue or suspend calculation or publication of the Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the Underlier. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

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Historical Performance of the Underlier Should Not Be Taken as Any Indication of the Future Performance of the Underlier Over the Term of the Notes—The value of the Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Underlier is not an indication of the future performance of the Underlier over the term of the Notes. Therefore, the performance of the Underlier over the term of the Notes may bear no relation or resemblance to the historical performance of the Underlier.

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Risks Relating to Conflicts of Interest
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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier or its components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlier is to be determined; if the Underlier is discontinued or if the sponsor of the Underlier fails to publish the Underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Underlier on any date of determination in the event of certain changes in or modifications to the Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Underlier and the components of the Underlier;
o	the time to maturity of the Notes;
o	dividend rates on the components of the Underlier;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	supply and demand for the Notes; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Trade Date is  lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

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The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark

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debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.
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The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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INFORMATION REGARDING THE UNDERLIER
The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.
Historical Performance of the Underlier
The graph below sets forth the historical performance of the Underlier based on the daily Closing Values from January 4, 2017 through August 17, 2022. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the S&P 500® Index

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
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TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.
Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Asset. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.
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SUPPLEMENTAL PLAN OF DISTRIBUTION
We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.
VALIDITY OF THE NOTES
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 23, 2022, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 23, 2022, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 23, 2022, which has been filed as an exhibit to the Registration Statement referred to above.
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